EXHIBIT 2.3

                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                  A.P.S., INC.

                                    AS SELLER

                                       AND

                               GENERAL PARTS, INC.

                                  AS PURCHASER


                          DATED AS OF SEPTEMBER 9, 1998

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                                TABLE OF CONTENTS

                                                                        PAGE NO.


ARTICLE I.      DEFINITIONS..................................................2
   Section 1.1.        Definitions...........................................2
   Section 1.2.        Accounting Terms and Determinations..................11


ARTICLE II.     PURCHASE AND SALE OF PURCHASED ASSETS AND ASSUMPTION OF
                ASSUMED LIABILITIES.........................................11
   Section 2.1.        Purchase and Sale of Purchased Assets................11
   Section 2.2.        Assumption of Obligations and Liabilities............11
   Section 2.3.        Provisions with respect to Assigned  Lottes
                       Leases and Lottes Subleases..........................12
   Section 2.4.        Purchase Price; Payment of Purchase Price............12
   Section 2.5.        Physical Inventory; Inventory True-Up................14
   Section 2.6.        Accounts Receivable True-Up..........................15
   Section 2.7.        Condition of Purchased Assets; Return of
                       Inventory; Inventory in Transit; Payment for
                       Dirty Core and Warranty Inventory....................15
   Section 2.8.        Allocation of Purchase Price.........................16
   Section 2.9.        Sale at Closing Date.................................16
   Section 2.10.       Apportionments.......................................17


ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF SELLER....................19
   Section 3.1.        Authority of Seller..................................19
   Section 3.2.        No Conflict or Violation.............................19
   Section 3.3.        Consents and Approvals...............................20
   Section 3.4.        Compliance with Law..................................20
   Section 3.5.        Permits..............................................20
   Section 3.6.        Ownership of Purchased Assets........................20
   Section 3.7.        Assigned Contracts...................................20
   Section 3.8.        Labor Relations......................................21
   Section 3.9.        Litigation...........................................21
   Section 3.10.       Brokers..............................................21
   Section 3.11.       Disclaimer of Additional Representations and
                       Warranties; Schedules................................21


ARTICLE IV.     REPRESENTATIONS AND WARRANTIES OF PURCHASER.................22
   Section 4.1.        Authority of Purchaser...............................22
   Section 4.2.        No Conflict or Violation.............................22
   Section 4.3.        Consents and Approvals...............................22
   Section 4.4.        Availability of Funds................................23
   Section 4.5.        Litigation...........................................23
   Section 4.6.        Brokers..............................................23
   Section 4.7.        Adequate Assurances Regarding Executory Contracts....23


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ARTICLE V.      CERTAIN COVENANTS OF SELLER.................................23
   Section 5.1.        Conduct of Business Before the Closing Date..........23
   Section 5.2.        Consents and Approvals...............................24
   Section 5.3.        Information and Access...............................24
   Section 5.4.        Further Assurances...................................24
   Section 5.5.        Assignment of Contracts..............................24
   Section 5.6.        Services to be provided by Seller....................24
   Section 5.7.        Cure of Defaults.....................................25
   Section 5.8.        Bankruptcy Actions...................................25
   Section 5.9.        Closed Locations' Transfer of Inventory From
                       Closed Locations.....................................25
   Section 5.10.       Vacation and Sick Leave..............................25


ARTICLE VI.     CERTAIN COVENANTS OF PURCHASER..............................25
   Section 6.1.        Consents and Approvals...............................26
   Section 6.2.        Adequate Assurances Regarding Executory
                       Contracts............................................26
   Section 6.3.        Performance under Assigned Contracts.................26
   Section 6.4.        Further Assurances...................................26
   Section 6.5.        Purchaser Financing..................................26
   Section 6.6.        Collection of Accounts Receivable....................26
   Section 6.7.        Guarantee of Other Asset Purchase Agreement..........27


ARTICLE VII.    CONDITIONS TO SELLER'S OBLIGATIONS..........................27
   Section 7.1.        Representations and Warranties.......................27
   Section 7.2.        Compliance with Agreement............................27
   Section 7.3.        Consents.............................................27
   Section 7.4.        Purchaser's Closing Deliveries and Obligations.......28
   Section 7.5.        Closing under Other Asset Purchase Agreement.........28
   Section 7.6.        Closings under Real Property Purchase Agreements.....28
   Section 7.7.        Entry of the Order...................................28


ARTICLE VIII.   CONDITIONS TO PURCHASER'S OBLIGATIONS.......................28
   Section 8.1.        Representations and Warranties.......................28
   Section 8.2.        Compliance with Agreement............................28
   Section 8.3.        Consents.............................................28
   Section 8.4.        Seller's Closing Deliveries and Obligations..........29
   Section 8.5.        Closings under Real Property Purchase Agreements.....29
   Section 8.6.        Entry of the Order...................................29
   Section 8.7.        Assignment of Contracts..............................29


ARTICLE IX.     THE CLOSING; OTHER BIDS; TERMINATION........................29
   Section 9.1.        The Closing..........................................29
   Section 9.2.        Other Bids; Fees.....................................31
   Section 9.3.        Termination..........................................33
   Section 9.4.        Effects of Termination...............................34

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ARTICLE X.      TAXES.......................................................35
   Section 10.1.       Taxes Related to Purchase of Assets..................35
   Section 10.2.       Proration of Real and Personal Property Taxes........35
   Section 10.3.       Cooperation..........................................35


ARTICLE XI.     EMPLOYEES AND EMPLOYEE BENEFIT PLANS........................36
   Section 11.1.       Employment...........................................36
   Section 11.2.       Employee Welfare Benefit Plans.......................36
   Section 11.3.       COBRA................................................37
   Section 11.4.       401(k) Savings Plan..................................37


ARTICLE XII.    MISCELLANEOUS PROVISIONS....................................38
   Section 12.1.       Representations and Warranties.......................38
   Section 12.2.       Notices..............................................38
   Section 12.3.       Amendments...........................................39
   Section 12.4.       Assignment...........................................39
   Section 12.5.       Announcements........................................39
   Section 12.6.       Expenses.............................................39
   Section 12.7.       Entire Agreement.....................................39
   Section 12.8.       Descriptive Headings.................................40
   Section 12.9.       Counterparts.........................................40
   Section 12.10.      Governing Law; Jurisdiction..........................40
   Section 12.11.      Construction.........................................40
   Section 12.12.      Severability.........................................40
   Section 12.13.      Confidentiality......................................41

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SCHEDULE
LETTER/NUMBER     SCHEDULE NAME

Schedule A        Certain Affiliates
Schedule B        Assigned Leases
Schedule C        Assigned GPI Affiliate Leases/Lottes Subleases
Schedule D        Fixed Assets
Schedule E        Lease Terms
Schedule F        Notes Receivable
Schedule G        Other Contracts
Schedule H        Purchased Locations
Schedule I        Purchased Real Properties
Schedule J        Sublease Terms
Schedule K        Big-A Stores
2.5(a)            Inventory Procedures
3.3               Consents and Approvals
3.4               Compliance with Laws
3.5               Permits
3.7               Assigned Contracts
3.8               Collective Bargaining Agreements
3.9               Litigation
5.9               Closed Locations

EXHIBIT     EXHIBIT NAME

      A           Assignment and Assumption Agreement
      B           Bill of Sale and Assumption Agreement
      C           Lease Assignment and Assumption Agreement
      D           License Agreement
      E           Order
      F           Services Agreement
      G           Bidding Protections Order


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                            ASSET PURCHASE AGREEMENT

            This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of September 9, 1998 by and among A.P.S., INC., a Delaware corporation ("APS") and a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code, certain Affiliates of APS set forth on SCHEDULE A hereto (together with APS, "SELLER"), which Affiliates are debtors and debtors-in-possession in cases pending under chapter 11 of the Bankruptcy Code, and GENERAL PARTS, INC., a North Carolina corporation ("PURCHASER").

                                    RECITALS

            WHEREAS, Seller is engaged in the business of selling and distributing automotive replacement parts, accessories and supplies and conducts its business through a network of company-owned stores ("STORES"), installers service warehouses ("ISWS") and distribution centers ("DCS");

            WHEREAS, on February 2, 1998, Seller filed voluntary petitions with the Bankruptcy Court initiating cases under chapter 11 of the Bankruptcy Code and has continued in the possession of its assets and in the management of its business pursuant to sections 1107 and 1008 of the Bankruptcy Code;

            WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain of the assets associated with the Seller's operations at certain Stores, ISWs and DCs, subject to certain liabilities, all on the terms and subject to the conditions set forth herein;

            WHEREAS, as a condition to its contemplated purchase of assets, Purchaser will require that Seller close certain Stores and ISWs and that certain assets located at such Stores and ISWs be transferred to certain DCs concurrently with or as soon as practicable after the closing of the transactions provided for in this Agreement; and

            WHEREAS, in connection with its contemplated purchase of assets, Purchaser desires (i) to conduct business at certain Stores, DCs and ISWs and retain certain employees of Seller, (ii) to obtain, for a limited time after the Closing Date, access to Seller's Parts Information Management System and certain other services from Seller, and (iii) to have Seller assign or sublease certain real property lease agreements and sell and lease certain real property to Purchaser and certain Affiliates of Purchaser, all on the terms and subject to the conditions set forth herein and in the Ancillary Agreements.

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt

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and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

            SECTION 1.1. DEFINITIONS. Unless otherwise defined herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below:

            "ACCOUNTS RECEIVABLE" means the accounts receivable (including all rights to bill customers for products shipped or services rendered prior to the Closing Date but excluding the Notes Receivable) which are allocable to Seller's business operations conducted at the Purchased Locations (but not the Closed Locations), excluding those accounts receivable (i) which are more than 90 days past due as of the Closing Date (as shown on the accounts receivable aging statement prepared as of the end of the fiscal month prior to the Closing Date) or (ii) the obligor on which is the subject of a pending bankruptcy proceeding. In determining the amount of any Account Receivable hereunder, the amount of any unearned advertising fee or other similar charge allocable thereto shall be excluded.

            "AFCO NOTES" means the notes owned by Autoparts Finance Company, Inc., a subsidiary of Seller, and identified as AFCO Notes on the NOTES RECEIVABLE SCHEDULE attached hereto.

            "AFFILIATE" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

            "AGREEMENT" has the meaning set forth in the introductory paragraph and shall include all Schedules and Exhibits hereto.

            "ANCILLARY AGREEMENTS" means, collectively, the Lease Assignment and Assumption Agreements, the Assignment and Assumption Agreement, the Bill of Sale and Assumption Agreement, the Services Agreement, the License Agreement and the Real Property Lease Agreements.

            "APPORTIONMENT DATE" has the meaning set forth in SECTION 2.10.

            "AR DISCOUNTS" has the meaning set forth in SECTION 2.4(A).

            "ASSIGNED CONTRACTS" means the Assigned Leases, the Assigned GPI Affiliate Leases and the Other Contracts

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      relating to the Purchased Locations to be assigned by Seller to Purchaser and set forth on SCHEDULE 3.7.

            "ASSIGNED LEASES" means those leases to be assigned to Purchaser at Closing, a schedule of which is attached hereto as SCHEDULE B.

            "ASSIGNED GPI AFFILIATE LEASES" means the leases identified as "Assigned GPI Affiliate Leases " on SCHEDULE C hereto, to be assigned by Seller to Lottes and Strafco, respectively.

            "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement to be executed at Closing for the Other Contracts, in substantially the form attached hereto as EXHIBIT A.

            "ASSUMED LIABILITIES" has the meaning set forth in SECTION 2.2.

            "BANKRUPTCY CODE" means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101, ET SEQ.

            "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware, or any other court, having jurisdiction over the Cases from time to time.

            "BID" has the meaning set forth in SECTION 9.2(B).

            "BIG A STORES" means the Stores listed on Schedule K attached hereto.

            "BILL OF SALE AND ASSUMPTION AGREEMENT" means the Bill of Sale and Assumption Agreement to be executed at Closing by Purchaser and Seller in substantially the form attached hereto as EXHIBIT B.

            "BLACKSTONE" has the meaning set forth in SECTION 9.2(B).

            "BREAKUP FEE" has the meaning set forth in SECTION 9.2(D).

            "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in The City of New York.

            "BUSINESS EMPLOYEES" means employees of Seller whose duties relate primarily to Seller's business operations at the Purchased Locations.

            "BWP" means BWP Distributors, Inc., a New York corporation.

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            "CASES" means the chapter 11 cases of Seller pending in the
      Bankruptcy Court and being jointly administered for procedural purposes as IN RE APS HOLDING CORPORATION, ET. AL., Case No. 98-197 (PJW).

            "CLOSED LOCATIONS" means the Stores and ISWs listed on SCHEDULE 5.9 hereto which are to be closed prior to, concurrently with or after the Closing Date in accordance with SECTION 5.9.

            "CLOSING" has the meaning set forth in SECTION 9.1.

            "CLOSING DATE" has the meaning set forth in SECTION 9.1.

            "CLOSING DATE PAYMENT" has the meaning set forth in SECTION
      2.4(B).

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMITTED FINANCING" means funds available pursuant to a written commitment letter or other documentation from a commercial bank or other lending institution, a copy of which letter or other documentation has been delivered to Seller prior to the date hereof.

            "CURRENT INVENTORY AMOUNT" means the aggregate dollar amount of New Inventory, based upon 100% of the Warehouse Distributor Cost of such New Inventory, owned by Seller and located at each of the Purchased Locations and each of the Closed Locations as shown on Seller's August 25, 1998 general ledger.

            "DC" has the meaning set forth in the Recitals hereto.

            "DIP LENDERS" means the financial institutions from time to time party to the Revolving Credit, Term Loan and Guarantee Agreement.

            "DIRTY CORE AND WARRANTY INVENTORY" means items of used cores and warranty inventory returned by customers in amounts customarily found in the applicable Purchased Locations and Closed Locations.

            "ESTIMATED ACCOUNTS RECEIVABLE" means the total Accounts Receivable estimated by Seller to be outstanding on the Business Day prior to the Closing Date.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "EXECUTORY CONTRACTS" means all Assigned Contracts entered into by or assigned to Seller before February 2,

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       1998 and which are executory or unexpired as of the Closing Date.

            "EXPENSE REIMBURSEMENT" has the meaning set forth in SECTION
       9.2(D).

            "FIXED ASSETS" means (i) all of the machinery, equipment, furniture, fixtures, computers and vehicles used in the operation of the business at the Purchased Locations on the Closing Date and which are owned by Seller, a list of which Fixed Assets, and certain exclusions therefrom, with the purchase price allocated by item or groups of items as of the date of this Agreement (the "FIXED ASSETS SCHEDULE"), is attached hereto as SCHEDULE D, which Fixed Assets Schedule shall be updated to reflect acquisitions and dispositions which are acceptable to Purchaser and depreciation as of the Closing Date; (ii) leasehold improvements as approved by Purchaser and located at certain of the Purchased Locations as set forth on the Fixed Assets Schedule; and (iii) to the extent assignable, any rights of Seller to the warranties, licenses and other similar rights with respect thereto. The inclusion of items on the Fixed Assets Schedule shall be subject to audit by Purchaser prior to the Closing Date for in place and normal serviceable condition by location.

            "FIXED ASSET BOOK VALUE" means the book value net of accumulated depreciation of the Fixed Assets as of the Closing Date as determined in accordance with the Fixed Assets Schedule.

            "FORM AGREEMENT" has the meaning set forth in SECTION 9.2(B).

            "GOVERNMENTAL AGENCY" means (a) any federal, state, county, local or municipal governmental or administrative agency or political subdivision thereof, (b) any governmental authority, board, bureau, commission, department or instrumentality and (c) any court or administrative tribunal.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "IN-TRANSIT INVENTORY" means automotive inventory subject to open purchase orders (including back orders) of Seller as of the Closing Date.

            "INVENTORY" means New Inventory, Rejected Inventory and Dirty Core and Warranty Inventory.

            "INVENTORY REPRESENTATIVES" has the meaning set forth in SECTION 2.5(A).

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            "IRS" means the Internal Revenue Service of the United States
      Department of the Treasury.

            "ISW" has the meaning set forth in the Recitals hereto.

            "KNOWLEDGE" as applied to Seller means the actual knowledge of the President, the Chief Executive Officer or the Chief Financial Officer of APS, Inc. or of any of the persons specified in the letter of Seller dated the date hereof and delivered to Purchaser with respect to this definition and as applied to Purchaser means the actual knowledge of its President, Chief Executive Officer or Chief Financial Officer.

            "LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreements to be executed at Closing for the Assigned Leases and the Assigned GPI Affiliate Leases, in substantially the form attached hereto as EXHIBIT C.

            "LEASED PROPERTIES" means the premises subject to the Leases.

            "LEASES" means the leases for the premises to remain owned by Seller after Closing and to be leased by Seller to Purchaser, the terms of which leases are attached hereto as SCHEDULE E.

            "LICENSE AGREEMENT" means the License Agreement to be executed by Purchaser and Seller at Closing, pursuant to which License Agreement Seller shall grant to Purchaser certain rights to use trademarks and trade names of Seller for the periods and on the terms set forth therein, such Agreement to be substantially in the form attached hereto as EXHIBIT D.

            "LIEN" means any mortgage, pledge, security interest, charge or other encumbrance, other than (i) with respect to Purchased Real Properties, liens provided for in reports obtained as part of the due diligence procedures set forth in SECTION 2.11; (ii) liens on property underlying any of the Leases, Assigned Leases or Subleases; (iii) any imperfection of title with respect to any asset which does not materially interfere with the present occupancy, use or marketability of such asset and the continuation of the present occupancy or use of such asset; (iv) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, and any other state of facts, which do not, individually or in the aggregate, materially interfere with the present occupancy, use or marketability of such asset; and (v) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings.

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            "LOTTES" means A.E. Lottes Co., a Missouri corporation.

            "LOTTES SUBLEASES" means those sublease agreements pursuant to which certain leases are to be sublet to Lottes by Seller, as set forth on SCHEDULE C attached hereto.

            "NEW INVENTORY" means items of automotive inventory in good, salable condition, listed in the manufacturer's current price sheet, including core charges associated with such inventory, if applicable, and subject to manufacturers' obsolescence and returned goods policies of the kinds normally extended to customers for a particular product line on an industry-wide basis, owned by Seller and on hand at the Purchased Locations or the Closed Locations at the Closing Date. New Inventory shall not include Dirty Core and Warranty Inventory. New Inventory (excluding In-transit Inventory) determined on the True-Up Date to be in excess of 105% of amounts as at June 25, 1998 heretofore disclosed by Seller to Purchaser shall be subject to renegotiation or return to Seller. Consigned goods owned by Seller shall be included in New Inventory only after confirmation of the amount and verification of the consignment in writing by the consignee.

            "NON-COVERED ASSETS " has the meaning set forth in SECTION 9.2(C).

            "NOTES RECEIVABLE" means receivables of Seller or its Affiliates under the AFCO Notes and Warehouse Notes being purchased by Purchaser and identified in the NOTES RECEIVABLE SCHEDULE attached hereto as SCHEDULE F.

            "ORDER" means an order of the Bankruptcy Court, in substantially the form attached hereto as EXHIBIT E, which order, as of the Closing Date, shall not have been stayed, vacated or otherwise rendered ineffective, authorizing, among other things, the sale of the Purchased Assets to Purchaser, the assignment of the Assigned Contracts to, and the assumption of the Assigned Contracts by, Purchaser, the transactions contemplated by the Ancillary Agreements and all other transactions and agreements contemplated hereby.

            "OTHER ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement dated as of the date hereof between Seller and BWP.

            "OTHER CONTRACTS" means the contracts which are listed on the OTHER CONTRACTS SCHEDULE attached hereto as SCHEDULE G.

            "PERMIT" means any permit, approval, authorization, license, variance or permission required by a Governmental Agency under any applicable law.

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            "PERSON" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or other entity.

            "PHYSICAL INVENTORY PERIOD" means the time period or periods during which the physical inventory is taken pursuant to SECTION 2.5(A).

            "PIMS" means the Parts Information Management System, the information management system used in operating the business carried on at the Purchased Locations, access to which is to be granted to Purchaser pursuant to the Services Agreement.

            "PIMS INVENTORY VALUE" means the invoice cost to Seller per item of Inventory as shown on PIMS (subject to verification by Purchaser) as of the Business Day prior to the Closing Date.

            "PURCHASE PRICE" has the meaning set forth in SECTION 2.4(A).

            "PURCHASED ASSETS" means all of the Seller's right, title and interest as of the Closing Date in and to the following:

                  (a)    the Accounts Receivable;

                  (b)    the Assigned Contracts;

                  (c)    the Dirty Core and Warranty Inventory;

                  (d)    the Fixed Assets;

                  (e)    the In-transit Inventory;

                  (f)    the New Inventory;

                  (g)    the Notes Receivable;

                  (h)    the Purchased Real Properties;

                  (i) records relating primarily to the Purchased Assets, and copies of personnel files for the Purchaser's Employees;

                  (j) to the extent legally assignable, Permits required to
            conduct business at the Purchased Locations as conducted prior to the Closing Date; and

                  (k) independent customer lists and other information and data relating to independent customers of the Purchased Locations.

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            "PURCHASED LOCATIONS" means DCs, ISWs and Stores listed on the
      SCHEDULE H attached hereto.

            "PURCHASED REAL PROPERTIES" means the real properties to be purchased by Purchaser on the Closing Date (subject to the provisions of SECTION 2.11), as set forth on SCHEDULE I attached hereto.

            "PURCHASER'S EMPLOYEES" has the meaning set forth in SECTION 11.1.

            "QUALIFYING BID" has the meaning set forth in SECTION 9.2(C).

            "REAL PROPERTY LEASE AGREEMENTS" means each of the Leases, Subleases and Lottes Subleases.

            "REAL PROPERTY PURCHASE PRICE " means the purchase price for each of the Purchased Real Properties, as set forth on SCHEDULE I attached hereto.

            "REJECTED INVENTORY" means all items of automotive inventory, other than Dirty Core and Warranty Inventory, not meeting the definition of New Inventory and owned by Seller and on hand at the Purchased Locations or the Closed Locations at the Closing Date, PROVIDED, THAT, for purposes of this definition of Rejected Inventory, sales of Inventory occurring between the Closing Date and the date that the Inventory is rejected shall be applied first to Inventory which was on hand at the Closing Date.

            "REVOLVING CREDIT, TERM LOAN AND GUARANTEE AGREEMENT" means the Revolving Credit, Term Loan and Guarantee Agreement, dated as of February 2, 1998, as the same has been and may be amended, among APS Holding Corporation, Seller, Seller's subsidiaries, the DIP Lenders and The Chase Manhattan Bank, as agent for the DIP Lenders.

            "SALT LAKE CITY LEASE" means that lease for the Salt Lake City, Utah DC to be assigned to Purchaser at Closing, subject to the terms and conditions of SECTION 2.11 and SCHEDULE B hereof.

            "SCHEDULES" means the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement, except as otherwise specified in this Agreement.

            "SELLER SAVINGS PLAN" has the meaning set forth in SECTION 11.4.

            "SERVICES AGREEMENT" means the Services Agreement to be entered into by Purchaser and Seller at Closing, pursuant to which Services Agreement Seller shall render certain

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      services to Purchaser for a limited time following the Closing Date, as contemplated by SECTION 5.7 and substantially in the form attached hereto as EXHIBIT F.

            "SERVICING DCS" means DCs which are listed on SCHEDULE 5.9 hereto.

            "STORES" has the meaning set forth in the Recitals hereto.

            "STRAFCO" means Strafco, Inc., a Texas corporation.

            "SUBLEASED PROPERTIES" means the premises subject to the Subleases and the Lottes Subleases.

            "SUBLEASES" means those sublease agreements pursuant to which certain leases are to be sublet by Seller to Purchaser, the terms of which subleases are attached hereto as SCHEDULE J.

            "SUPERIOR BID" has the meaning set forth in SECTION 9.2(B).

            "TAX RETURN" means any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

            "TAXES" means all federal, state, local and foreign taxes, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, disability, real property, personal property, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions thereto, whether disputed or not.

            "TRANSACTION TAXES" has the meaning set forth in SECTION 10.1.

            "TRUE-UP DATE" , means the date which is ninety (90) Business Days after the Closing Date.

            "WAREHOUSE DISTRIBUTOR COST" means PIMS Inventory Value (with respect to Inventory not located at Big-A Stores) or other applicable point-of-sale inventory value (with respect to Inventory located at Big-A Stores), less 4.9%, PROVIDED, HOWEVER, that with respect to Inventory located at Big-A Stores, Warehouse Distributor Cost shall be further reduced by 13.2%.

            "WAREHOUSE NOTES" means the notes identified as Warehouse Notes on the NOTES RECEIVABLE SCHEDULE attached hereto.

            "WARN" has the meaning set forth in SECTION 11.1.

            "WELFARE TYPE PLANS" has the meaning set forth in SECTION 11.2.

            SECTION 1.2. ACCOUNTING TERMS AND DETERMINATIONS. All references in this Agreement to "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, consistent with Seller's historical practices, applied on a consistent basis.

                                   ARTICLE II.

                              PURCHASE AND SALE OF
                              PURCHASED ASSETS AND
                        ASSUMPTION OF ASSUMED LIABILITIES

            SECTION 2.1. PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser at the Purchased Locations, all of Seller's right, title and interest in and to the Purchased Assets, PROVIDED, HOWEVER, that Seller shall be entitled to retain copies of all books and records, in whatever form, included in the Purchased Assets.

            Purchaser acknowledges that it shall not acquire any right, title or interest in any property, asset or right of Seller that is not a Purchased Asset or other asset acquired by Purchaser hereunder, including rights of Seller to any vendor discounts, credits, rebates or other amounts, and claims of Seller against third parties in respect thereof.

            SECTION 2.2. ASSUMPTION OF OBLIGATIONS AND LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Purchaser will assume and pay, perform, discharge and be responsible for all of the following liabilities of Seller (collectively, the "ASSUMED LIABILITIES"):

            (a) all obligations and liabilities of Seller under the Assigned Contracts which accrue from and after the Closing Date; and

            (b) all obligations and liabilities of Seller relating to the Leased Properties, the Subleased Properties and the Purchased Real Properties which accrue from and after the Closing Date.

Purchaser shall not assume or pay, perform, discharge or be responsible for any of the obligations or liabilities of Seller other than the Assumed Liabilities or liabilities assumed, incurred or created under the Ancillary Agreements.

            Without limiting the generality of the foregoing provisions of this
SECTION 2.2, Purchaser shall not assume or pay, perform, discharge or be responsible for any of the obligations or liabilities of Seller pursuant to any contract or agreement that is not an Assigned Contract, including customer product purchase agreements.

            In addition, Purchaser does not assume and Seller remains responsible for all obligations and liabilities related to all rebate and incentive programs established by or for national accounts, manufacturers or customers and relating to sales by Seller prior to the Closing Date.

            SECTION 2.3. PROVISIONS WITH RESPECT TO ASSIGNED GPI AFFILIATE LEASES AND LOTTES SUBLEASES. (a) Notwithstanding the provisions of SECTIONS 2.1 AND 2.2, the right, title and interest of Seller in and to the Assigned GPI Affiliate Leases shall be assigned by Seller at Closing to Lottes and Strafco as set forth on SCHEDULE C, and the obligations and liabilities of Seller under the Assigned GPI Affiliate Leases, and relating to the properties subject to such leases, in each case which accrue from and after the Closing Date, shall be assumed hereunder by Lottes and Strafco, without effecting any change in the provisions of SECTION 2.4; PROVIDED, HOWEVER, that if Lottes or Strafco breach any of their respective representations or warranties or fail to comply with any of the respective agreements set forth above their respective signatures hereto, Purchaser shall acquire the right, title and interest of Seller in and to the Assigned GPI Affiliate Leases which were to be assigned to such breaching party, and shall assume the obligations and liabilities of Seller thereunder, in each case pursuant to SECTIONS 2.1 AND 2.2, as if this SECTION 2.3 were not part of this Agreement.

            (b)  On the Closing Date, Seller shall execute the Lottes Subleases.

            SECTION 2.4.  PURCHASE PRICE; PAYMENT OF PURCHASE PRICE.

            (a) On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Purchased Assets shall be an aggregate amount equal to the sum of the following, less $450,000:

                  (i) eighty-five percent (85%) of the Warehouse Distributor Cost of the New Inventory;

                  (ii) an amount equal to the value realized by Purchaser for
            Dirty Core and Warranty Inventory determined in accordance with actual receipts or credits received less, for items delayed beyond Purchaser's normal practice in return to the manufacturer, 20% for handling;

                  (iii) one hundred percent (100%) of the Fixed Asset Book Value of the Fixed Assets;

                  (iv) one hundred percent (100%) of principal amounts
            outstanding under the Notes Receivable, plus interest accrued to date of purchase, subject to SECTION 2.4(D);

                  (v) one hundred percent (100%) of the Warehouse Distributor
            Cost of the In-transit Inventory, subject to SECTION 2.7(C);

                  (vi) one hundred percent (100%) of the face amount of the
            Accounts Receivable, less "prompt payment" discounts actually earned and taken ("AR DISCOUNTS"); and

                  (vii) the aggregate price for the Purchased Real Property, in accordance with Section 2.11 and the price for the assignment of the Salt Lake City Lease as set forth in Schedule B.

The aggregate of the amounts determined pursuant to items (i) through (vii) above, less $450,000, is referred to herein as the "PURCHASE PRICE."

            (b) On the Closing Date, Purchaser shall pay to Seller an amount of the Purchase Price in cash by wire transfer of immediately available funds (pursuant to written instructions to be provided by Seller to Purchaser), equal to the sum of the following (less $450,000) (the "CLOSING DATE PAYMENT"):

                  (i)  eighty-five percent (85%) of the Current Inventory
            Amount;

                  (ii) the portions of the Purchase Price provided for in
            SECTIONS 2.4(A)(III) and 2.4(A)(IV);

                  (iii) an amount equal to sixty-five percent (65%) of the
            Estimated Accounts Receivable (determined without regard to AR Discounts); and

                  (iv) the aggregate price for the Purchased Real Properties, as provided in SECTION 2.11, and the price for the Salt Lake City Lease, as provided for in and SCHEDULE B.

The Closing Date Payment shall be adjusted pursuant to SECTIONS 2.5 and 2.6. Purchaser shall pay the remainder of the Purchase Price pursuant to SECTIONS 2.4(C), 2.4(D), 2.5(B), 2.6(B), 2.7(C), 2.7(D) and 2.11.

            (c) For a period of 180 days following the Closing Date, and after Purchaser has collected Accounts Receivable equal to the amount paid by Purchaser under SECTION 2.4(B)(III), as adjusted pursuant to SECTION 2.6, Purchaser shall remit to Seller on the first and fifteenth days of each month all Accounts Receivable collected by it, PROVIDED THAT, if Purchaser has complied with the covenants contained in SECTION 6.6, Purchaser shall not be obligated to remit any Accounts Receivable to Seller after such 180-day period, but shall reassign to Seller, at the end of such period, any remaining Accounts Receivable and all security therefor and rights with respect thereto.

            (d) Notwithstanding the foregoing provisions, Purchaser will purchase Notes Receivable upon conversion of such obligor to Carquest jobber status. Upon such purchase, Seller will assign to Purchaser all security agreements and related instruments with respect to each such Note, and Purchaser will pay to Seller, in cash, the amount then outstanding under such Note, together with accrued interest to date of purchase.

            SECTION 2.5. PHYSICAL INVENTORY; INVENTORY TRUE-UP. Unless otherwise noted, all references in this SECTION 2.5 to "aggregate dollar amount" mean the aggregate dollar amount based upon 100% of the Warehouse Distributor Cost.

            (a) Employees or representatives of Seller and Purchaser ("INVENTORY REPRESENTATIVES") will jointly conduct a physical inventory count of, or other testing procedures for, the Inventory at Purchased Locations and Closed Locations, or mutually agree that Seller's Inventory at a Purchased Location or Closed Location is accurate, in accordance with physical inventory procedures generally used in the industry and pursuant to the timetables and for the periods set forth on SCHEDULE 2.5(A) attached hereto (the "PHYSICAL INVENTORY PERIOD"). During the Physical Inventory Period, Seller, with the assistance of Purchaser, shall prepare a list of Inventory at Purchased Locations and Closed Locations (the "FINAL INVENTORY SCHEDULE"), which Final Inventory Schedule shall be completed not later than the True-Up Date. The Final Inventory Schedule shall be prepared in accordance with the criteria set forth on SCHEDULE 2.5(A).

Purchaser and Seller shall perform an audit of Seller's computer system price file as part of the physical inventory procedures and prior to completion of the Final Inventory Schedule. Purchaser shall be responsible for the costs associated with its own employees and representatives. Seller shall be responsible for all other costs associated with conducting the physical inventory and preparing the Final Inventory Schedule pursuant to this SECTION 2.5(A).

            (b) In the event that the aggregate dollar amount of New Inventory shown on the Final Inventory Schedule is less than the Current Inventory Amount, Seller shall refund to Purchaser, on the first Business Day following the True-Up Date, an amount equal to eighty-five percent (85%) of the difference between (x) the Current Inventory Amount and (y) the aggregate dollar amount of New Inventory shown on the Final Inventory Schedule. In the event that the aggregate amount of New Inventory shown on the Final Inventory Schedule is greater than the Current Inventory Amount, Purchaser shall pay to Seller, on the fist Business Day following the True-Up Date, an amount equal to eighty-five percent (85%) of the Warehouse Distributor Cost of the additional New Inventory.

            SECTION 2.6.  ACCOUNTS RECEIVABLE TRUE-UP

            (a) On the True-Up Date, Seller shall prepare and deliver to Purchaser a final statement of Accounts Receivable outstanding as of the close of business on the Closing Date (the "CLOSING DATE ACCOUNTS RECEIVABLE STATEMENT") showing the outstanding Accounts Receivable as of the Closing Date, determined after deduction of applicable AR Discounts.

            (b) In the event that the Accounts Receivable shown on the Closing Date Accounts Receivable Statement are greater than the Estimated Accounts Receivable, Purchaser shall pay to Seller, on the first Business Day following the True-Up Date, an amount equal to sixty-five percent (65%) of such excess. In the event that the Estimated Accounts Receivable are greater than the Accounts Receivable shown on the Closing Date Accounts Receivable Statement, Seller shall refund to Purchaser, on the first Business Day following the True-Up Date, an amount equal to sixty-five percent (65%) of such excess. The provisions of this
SECTION 2.6 shall not affect the rights of Seller to receive payments pursuant to SECTION 2.4(C).

            SECTION 2.7. CONDITION OF PURCHASED ASSETS; RETURN OF INVENTORY; INVENTORY IN TRANSIT; PAYMENT FOR DIRTY CORE AND WARRANTY INVENTORY.

            (a) Except for the warranty of title set forth in SECTION 3.6, the Purchased Assets are being sold "AS IS," "WHERE IS" and "WITH ALL FAULTS" and Seller hereby expressly disclaims any and all other warranties both express and implied.

            (b) Rejected Inventory shall be returned to the reclamation centers or other facilities as shall be specified by Seller, at the sole expense of Seller, with shipment of such Rejected Inventory to take place by five (5) Business Days after the True-Up Date. Purchaser shall be liable for any loss of or damage to Rejected Inventory prior to its delivery to such appropriate Reclamation Center or other facilities.

            (c) Purchaser shall allow employees or representatives designated by Seller to be present at each Purchased Location during normal business hours for a period of twenty (20) Business Days following the Closing Date for the purpose of determining items of In-transit Inventory which arrive at the Business Location during that period. At least five (5) Business Days prior to the Closing Date, Seller shall present Purchaser with an itemized list of an estimate of In-transit Inventory. Purchaser shall pay Seller, by wire transfer within twenty (20) Business Days after receipt of any In-transit Inventory as noted on the manufacturer's invoice, one hundred percent (100%) of Seller's Warehouse Distributor Cost for each item of In-transit Inventory.

            (d) Purchaser shall remit to Seller on the first and fifteenth days of each month the value of cash or credits actually received, less any handling charge, in respect of Dirty Core and Warranty Inventory, as provided in SECTION 2.4(A)(II).

            (e) Purchaser shall permit employees and representatives of Seller to inspect and audit Purchaser's books and records in order to confirm Purchaser's compliance with SECTIONS 2.7(C) and 2.7(D).

            SECTION 2.8. ALLOCATION OF PURCHASE PRICE. To the extent required by law after the Closing Date, Purchaser and Seller shall prepare and file those statements or forms (including Form 8594) required by Section 1060 of the Code and the Treasury regulations thereunder and shall file such statements or forms with their respective federal income Tax Returns. The parties shall prepare such statements or forms consistently with any agreed allocation of all or a portion of the Purchase Price to the Purchased Assets. Each party shall provide the other party with a copy of such statements or forms as filed. Such allocation of the Purchase Price will not be binding in the Cases upon the Seller's creditors or other parties in interest and will not have precedential value with respect to any allocations of value contained in a plan or plans under chapter 11 of the Bankruptcy Code involving Seller.

            SECTION 2.9. SALE AT CLOSING DATE . (a) The sale, transfer, assignment and delivery by Seller of the Purchased Assets, Leased Properties and Subleased Properties to Purchaser, and the assumption by Purchaser of the Assumed Liabilities as herein provided, shall be effected on the Closing Date by the execution and delivery by Seller and Purchaser of (i) a Lease Assignment and Assumption Agreement, substantially in the form of

EXHIBIT C, for the Assigned Leases, pursuant to which Lease Assignment and Assumption Agreements Purchaser shall confirm its assumption of all liabilities and obligations under the Assigned Leases which accrue from and after the Closing Date; (ii) a Lease with respect to each Leased Property, (iii) a Sublease with respect to each Subleased Property being sublet to Purchaser; (iv) limited warranty deeds with respect to the Purchased Real Properties and (v) an Assignment and Assumption Agreement for the Other Contracts, substantially in the form of EXHIBIT A. With respect to the other Purchased Assets and Assumed Liabilities, Seller shall execute and deliver to Purchaser a Bill of Sale and Assumption Agreement substantially in the form of EXHIBIT B.

            (b) The transfer and assignment by Seller of the Assigned GPI Affiliate Leases shall be effected on the Closing Date by the execution and delivery by Seller and each of Lottes and Strafco of a Lease Assignment and Assumption Agreement, substantially in the form of EXHIBIT C, pursuant to which Lease Assignment and Assumption Agreements Lottes and Strafco, as applicable, shall confirm their resepective assumption of all liabilities and obligations under the Assigned GPI Affiliate Leases which accrue from and after the Closing Date. The sublease of the Subleased Properties being sublet to Lottes shall be effected on the Closing Date by the execution and delivery by Seller and Lottes of the Lottes Subleases.

            SECTION 2.10. APPORTIONMENTS. The following amounts are to be apportioned as of 12:00 midnight on the day preceding the Closing Date (the "APPORTIONMENT DATE") to the extent such are valid post-petition claims or are subject to non-avoidable Liens: under the Real Property Lease Agreements, Real Property Purchase Agreements, Assigned Leases, and Assigned GPI Affiliate Leases, (i) water, sewer and utility charges and real estate taxes, to the extent all or any are due and payable under the Real Property Purchase Agreements, Assigned Leases, or Assigned GPI Affiliate Leases, and (ii) such other apportionments and adjustments as are customarily apportioned in transactions of this nature. Except as otherwise provided herein, all such prorations shall be verified by Purchaser, Lottes or Strafco, as applicable, and shall be made on the basis of actual bills, to the extent available, or, in the absence of such actual bills, on good faith estimates of Seller based on the most recent bills received by Seller.

            SECTION 2.11.  PURCHASE OF CERTAIN REAL PROPERTY.

            References in this SECTION 2.11 to "Purchaser" shall be deemed to include any Affiliate of Purchaser which may be designated by Purchaser to Purchase the Purchased Real Properties.

            A.  Due Diligence.

            On the Closing Date, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, for the prices set forth on SCHEDULE I hereto, each of the Purchased Real Properties; PROVIDED, HOWEVER, that Purchaser shall not be required to purchase any one or more of the Purchased Real Properties if Purchaser shall (i) determine in good faith that, as a result of diligence conducted by or on behalf of Purchaser after the date hereof and prior to October 2, 1998, matters relating to title to or condition of or liabilities (including environmental liabilities) associated therewith materially and adversely affect the benefits to be obtained by Purchaser from its acquisition of such Purchased Real Properties and (ii) notify Seller of such determination in writing, prior to October 8, 1998, specifying the reasons therefor in reasonable detail. If any one or more of the Purchased Real Properties is not to be purchased by Purchaser as a result of the operation of the foregoing provisions, Purchaser and Seller shall, at Closing, enter into a Lease with respect to such property substantially in accordance with the terms set forth on
SCHEDULE I hereto. Purchaser shall follow the same due diligence procedures set forth herein, subject to the same good faith standard, with respect to the Salt Lake City Lease, subject to the terms and conditions set forth on SCHEDULE B hereto.

            B. Damage to or Taking of the Property.

            If, prior to the Closing, (i) (x) any portion of a Purchased Real Property is damaged by fire, vandalism, acts of God, or other casualty or cause and (y) such damage can be repaired within 6 months, then Purchaser shall accept the property as is together with Seller's rights, if any, to any insurance proceeds, in which case, Seller shall cooperate with Purchaser in any loss adjustment negotiations, legal actions and agreements with the insurance company and Seller shall assign to Purchaser at the Closing its rights, if any, to such insurance proceeds (and pay over to Purchaser any such proceeds already received, but not yet expended). If there shall occur an uninsured casualty to the property that does not otherwise result in the termination of the sale of such Purchased Real Property pursuant to this section or if Seller's insurance proceeds due to a casualty shall be subject to Seller's deductible under its insurance policies, Seller may (x) elect not to sell such Purchased Real Property to Purchaser, in which case the Purchase Price shall be reduced by the amount allocated to such Purchased Real Property on Schedule I attached hereto, with respect to the Purchase thereof, or (y) elect to sell such Purchased Real Property to Purchaser at the Closing and give Purchaser a credit against the Purchase Price in an amount equal to the cost of repairing the damage resulting from such casualty remaining as of the Closing Date. The computation of the cost of repair under the preceding sentence shall take into account Purchaser's anticipated renovations to the property which may in some instances render such repairs unnecessary. Seller will not settle any claims or legal actions relating thereto without

Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. If such damage cannot be repaired within 6 months, then Seller shall promptly notify Purchaser of such damage and either Seller or Purchaser shall have 10 days after Purchaser's receipt of such notification to elect not to purchase such Purchased Real Property. In the event of an eminent domain taking or the issuance of a notice of an eminent domain taking with respect to all or substantially all of a Purchased Real Property, such Purchased Real Property shall not be transferred to Purchaser and Seller shall be entitled to receive all eminent domain awards and shall control all condemnation award proceedings. In the event of an eminent domain taking or the issuance of a notice of an eminent domain taking with respect to less than all or substantially all of one or more parcels of Purchased Real Property, this Agreement shall remain in full force and effect, Purchaser shall be obligated to consummate this transaction for the full Purchase Price and Purchaser shall be entitled to receive all eminent domain awards and shall control all condemnation award proceedings. To the extent the same may be necessary and appropriate, Seller shall assign to Purchaser at Closing, Seller's rights to such awards.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

            Subject to SECTION 3.12, Seller represents and warrants to Purchaser as follows:

            SECTION 3.1. AUTHORITY OF SELLER. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and the execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes, and each of the Ancillary Agreements upon its execution will constitute, the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to receipt of the Order and the receipt of the consents, waivers and approvals specified on SCHEDULE 3.3. Subject to any necessary authorization from the Bankruptcy Court, Seller has full corporate power and authority to own its properties and to carry on its business operations at the Purchased Locations presently being conducted by it, and upon the entry of the Order, Seller will have all power and authority to take all actions necessary or appropriate to close the transactions contemplated by this Agreement.

            SECTION 3.2. NO CONFLICT OR VIOLATION. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of

Seller and, assuming that the consents, waivers, authorizations, approvals, declarations, filings and registrations referred to in SECTION 3.3 are obtained or made, do not and will not violate or result in a material breach of or constitute (with notice or lapse of time or both) a material default under any Assigned Contract.

            SECTION 3.3. CONSENTS AND APPROVALS. SCHEDULE 3.3 sets forth a true and complete list of each material consent, waiver, authorization or approval of any Person in connection any Assigned Contract involving the payment by Seller of more than $30,000 in any calendar year (but not including for purposes of such Schedule contracts or agreements, such as agreements for maintenance, security, clerical, office supply and other services, that are typically terminable upon short notice or that otherwise can be replaced without material cost or difficulty) that is required for the execution and delivery of this Agreement by Seller or the performance by Seller of its obligations hereunder.

            SECTION 3.4. COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 3.4, to Seller's Knowledge, Seller has not received written notice of any material violation of any law, regulation or order, and is not in default in any material respect under any order, writ, judgment, award, injunction or decree of any Governmental Agency, applicable to the Purchased Assets.

            SECTION 3.5. PERMITS. Set forth on SCHEDULE 3.5 is a list of permits relating to the operation of Seller's business at the Purchased Locations, which permits have been provided or made available to Purchaser by Seller.

            SECTION 3.6. OWNERSHIP OF PURCHASED ASSETS. Seller is the owner of the Purchased Assets existing as of the date hereof. Subject to the issuance of the Order, Seller will have, and at the Closing Buyer will receive, good and valid title to the Purchased Assets, free and clear of any Liens.

            SECTION 3.7. ASSIGNED CONTRACTS. True and complete copies (including all modifications and amendments) of the Assigned Contracts listed on SCHEDULE
3.7 have been provided or made available by Seller to Purchaser. Other than as set forth on SCHEDULE 3.7 or in motions filed with the Bankruptcy Court, neither Seller nor, to Seller's Knowledge, any other party under any of the Assigned Contracts, has commenced any action against the other or given or received any written notice of any material default or violation under any Assigned Contract which was not withdrawn or dismissed, except only for those defaults which will be cured in accordance with the Order (or which need not be cured under the Bankruptcy Code to permit the assumption and assignment of Executory Contracts). The Assigned Leases and each of the other Assigned Contracts listed on SCHEDULE
3.7 is or will be at the Closing valid, binding and in full force and effect as against Seller, except as otherwise set forth on SCHEDULE 3.7 or SCHEDULE B.

            SECTION 3.8. LABOR RELATIONS. Except as set forth on SCHEDULE 3.8, Seller is not party to any collective bargaining agreement covering Business Employees. To Seller's Knowledge, no organizational effort is presently being made or threatened in writing by or on behalf of any labor union with respect to Business Employees.

            SECTION 3.9. LITIGATION. Other than in connection with the Cases and except as set forth on SCHEDULE 3.9, there are no actions, causes of action, claims, suits or proceedings pending or, to Seller's Knowledge, threatened against Seller which (i) seek to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect with respect to the Purchased Assets.

            SECTION 3.10. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other Person acting on Seller's behalf in such manner as to give rise to any valid claim by any such Person against Purchaser for a finder's fee, brokerage commission or other similar payment based on an arrangement with Seller.

            SECTION 3.11. DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES; SCHEDULES.

            (a) Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, the Ancillary Agreements, and any certificate or instrument delivered pursuant to the terms hereof or thereof, Seller makes no representations or warranties with respect to its business or its operations, assets (including, without limitation, the Purchased Assets), liabilities (including, without limitation, the Assumed Liabilities) or conditions, including, with respect to the Purchased Assets, any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent. Except as provided in this Agreement, the Schedules and Exhibits hereto, the Ancillary Agreements, and any other certificate or instrument delivered pursuant to the terms hereof or thereof, the Purchased Assets are to be conveyed hereunder "AS IS," "WHERE IS," and "WITH ALL FAULTS" on the date hereof and in their present condition, subject to reasonable use, wear and tear between the date hereof and the Closing Date, and Purchaser shall rely upon its own examination thereof.

            (b) Any item disclosed on any one Schedule shall be deemed to be disclosed on each Schedule, where relevant.

Disclosure of an item on any Schedule shall not be deemed to be an admission that such item is material. The parties hereto (i) acknowledge that certain Schedules are subject to revision until the earilier to occur of (x) seven (7) Business Days following the date of this Agreement and (y) the date that the Bidding Protections Order is entered; and (ii) shall negotiate in good faith to amend this Agreement as necessary to incorporate such revised Schedules, to the extent that such revised Schedules do not materially affect the Purchase Price.

                                   ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrant to Seller as follows:

            SECTION 4.1. AUTHORITY OF PURCHASER. Purchaser is a corporation, validly existing, and in good standing under the laws of the state of its incorporation. Purchaser has full corporate power and authority to execute and deliver this Agreement, and the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes, and the Ancillary Agreements when executed will constitute, the legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

            SECTION 4.2. NO CONFLICT OR VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser and do not and will not violate any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to Purchaser, or violate or result in a material breach of or constitute (with notice or lapse of time or both) a material default under any loan agreement, mortgage, security agreement, indenture or other instrument to which Purchaser is a party or by which it is bound.

            SECTION 4.3. CONSENTS AND APPROVALS. The execution, delivery and performance by Purchaser of this Agreement do not require the consent or approval of, or filing with, any Governmental Agency or other Person except: (i) as may be required to effect the transfer to Purchaser of any Permits; (ii) as required pursuant to the HSR Act; or (iii) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on its ability to consummate the transactions contemplated hereby.

            SECTION 4.4. AVAILABILITY OF FUNDS. Purchaser has and will have at the Closing the Committed Financing, which will be sufficient to allow it to pay the Purchase Price at the times and in the manner set forth in this Agreement and to satisfy all its other obligations under this Agreement.

            SECTION 4.5. LITIGATION. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the Knowledge of Purchaser, threatened against Purchaser at law or in equity or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or that could otherwise materially and adversely affect the ability of Purchaser to perform its obligations hereunder.

            SECTION 4.6. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Seller or its Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

            SECTION 4.7. ADEQUATE ASSURANCES REGARDING EXECUTORY CONTRACTS. Purchaser is and will be capable of satisfying the conditions contained in sections 365(b)(1)(c) and (f) of the Bankruptcy Code with respect to the Executory Contracts.

                                   ARTICLE V.

                           CERTAIN COVENANTS OF SELLER

            Seller covenants with Purchaser that from and after the date hereof through the Closing Date:

            SECTION 5.1. CONDUCT OF BUSINESS BEFORE THE CLOSING DATE. Unless otherwise ordered by the Bankruptcy Court SUA SPONTE or on motion by a third party, Seller shall not, except as required or contemplated by this Agreement, make any material change in the Fixed Assets or enter into any transaction respecting the Purchased Assets, other than sales of Inventory in the ordinary course of Seller's business or other transactions in the ordinary course of Seller's business in the Cases consistent with Seller's past practices or as otherwise contemplated by this Agreement. Without limiting the generality of the foregoing provisions, Seller will maintain New Inventory only in amounts and mix generally consistent with its practices prior to the Closing Date.

            SECTION 5.2. CONSENTS AND APPROVALS. Subject to SECTION 9.2 and Seller's right to accept a higher or otherwise better offer, Seller shall use commercially reasonable efforts to obtain (i) entry of the Order by the Bankruptcy Court and (ii) the requisite consent or consents of the DIP Lenders to this Agreement and the transactions contemplated hereby.

            SECTION 5.3. INFORMATION AND ACCESS. Seller will permit representatives of Purchaser to have reasonable access during normal business hours after reasonable notice from Purchaser to Seller, and in a manner so as not to interfere with normal operations, to all premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the Purchased Assets. Purchaser and each of its representatives will treat and hold such information as confidential. Purchaser shall indemnify, defend and hold harmless (i) Seller; (ii) the lessors under the Assigned Leases and the Assigned GPI Affiliate Leases; (iii) the overlandlords under the Subleases and the Lottes Subleases; (iv) and Seller's and such landlords' respective Affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, cost and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by such Persons in connection with (i) Purchaser's and/or Purchaser's representatives' entry upon the Leased Properties, the Subleased Properties, and the premises subject to the Assigned GPI Affiliate Leases and the Assigned Leases, or (ii) any and all other activities undertaken by Purchaser or Purchaser's representatives with respect to the Leased Properties, the Subleased Properties, and the premises subject to the Assigned GPI Affiliate Leases and the Assigned Leases, pursuant to this
SECTION 5.3. The parties hereto agree and acknowledge that the obligations of Purchaser under this Agreement are not subject to any "due diligence" condition (except as set forth in SECTION 2.11) and that the provisions of this SECTION
5.3 shall in no way affect the conditions set forth in Article VIII of this Agreement, which shall be effective in accordance with their terms.

            SECTION 5.4. FURTHER ASSURANCES. Upon the request of Purchaser at any time after the Closing Date, Seller shall, at Purchaser's expense, forthwith execute and deliver such documents as Purchaser or its counsel may reasonably request to effectuate the purposes of this Agreement.

            SECTION 5.5. ASSIGNMENT OF CONTRACTS. Seller shall use commercially reasonable efforts to obtain from the Bankruptcy Court an order authorizing Seller, effective on the Closing Date, to assume, cure all defaults with respect to and assign the Assigned Contracts to Purchaser.

            SECTION 5.6. SERVICES TO BE PROVIDED BY SELLER. On the Closing Date, Seller shall enter into the Services Agreement with Purchaser, pursuant to which Services Agreement, among other things, Purchaser shall be granted access, for a limited time, to use PIMS.

            SECTION 5.7. CURE OF DEFAULTS. Seller shall, on or prior to the Closing, at its expense cure any and all defaults, with respect to the Assigned Contracts as provided in Section 365 of the Bankruptcy Code, so that such Assigned Contracts may be assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code, PROVIDED THAT Seller shall not be obligated to cure any such default that is in dispute as of the Closing Date if an escrow or other arrangement with respect thereto shall have been established pursuant to order of the Bankruptcy Court.

            SECTION 5.8. BANKRUPTCY ACTIONS. No later than five (5) Business Days after the date hereof, Seller will file a motion with an attached proposed order, reasonably acceptable to Seller and Purchaser, seeking approval of the terms of this Agreement.

            SECTION 5.9. CLOSED LOCATIONS; TRANSFER OF INVENTORY FROM CLOSED LOCATIONS.

            (a) Set forth on SCHEDULE 5.9 hereto is a list of Closed Locations, which Seller shall have closed prior to, concurrently with or as soon as practicable after the Closing.

            (b) Inventory from the Closed Locations shall be transferred, at the expense of Seller, to the appropriate Servicing DC (being a Purchased Location) set forth on SCHEDULE 5.9 hereto, from which Servicing DC Purchaser shall purchase the New Inventory and Dirty Core Inventory (but not the Fixed Assets, Accounts Receivable or other assets) originating from the Closed Locations.

            SECTION 5.10. VACATION AND SICK LEAVE. Seller shall indemnify and hold Purchaser harmless on account of any claim by any of Purchaser's Employees with respect to any amounts owed to such Employees for unused vacation and sick leave earned as of the Closing Date.

            SECTION 5.11. FORM OF LEASE AND SUBLEASE; SERVICES AGREEMENT. Seller shall negotiate in good faith with Purchaser to complete, not later than the date of the Bidding Protections Order hearing, (i) the form of Lease and Sublease, which Lease and Sublease shall reflect the terms set forth on SCHEDULE E and SCHEDULE J, respectively and (ii) the final form of Services Agreement, including the description of, and fee for, accounting services to be provided thereunder.

                                   ARTICLE VI.

                         CERTAIN COVENANTS OF PURCHASER

            SECTION 6.1. CONSENTS AND APPROVALS. Purchaser shall use commercially reasonable efforts to assist Seller in obtaining the Order and in obtaining Bankruptcy Court approval for assignment of the Assigned Contracts, including providing testimony as required at any hearing before the Bankruptcy Court.

            SECTION 6.2. ADEQUATE ASSURANCES REGARDING EXECUTORY CONTRACTS. With respect to each Executory Contract, Purchaser shall make commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of such Executory Contract by Purchaser. Purchaser agrees that it will promptly take all actions reasonably required by Seller to assist in obtaining the Bankruptcy Court's entry of the Order, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser's employees and representatives available to testify before the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by Purchaser under the Executory Contracts.

            SECTION 6.3. PERFORMANCE UNDER ASSIGNED CONTRACTS; PURCHASED REAL PROPERTIES. Purchaser agrees that from and after the Closing Date it shall (i) assume all obligations and liabilities of Seller under the Assigned Contracts which accrue from and after the Closing Date, (ii) take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Assigned Contracts and the Real Property Lease Agreements, (iii) indemnify and hold harmless Seller for any damages, losses and liabilities arising out of a breach of this covenant, and (iv) indemnify and hold harmless Seller for any damages, losses and liabilities arising out of or relating to the Purchased Real Properties that arise or accrue after the Closing Date.

            SECTION 6.4. FURTHER ASSURANCES. Upon the request of Seller at any time after the Closing Date, Purchaser shall, at Seller's expense, forthwith execute and deliver such documents as Seller or its counsel may reasonably request to effectuate the purposes of this Agreement.

            SECTION 6.5. PURCHASER FINANCING. Purchaser shall, from the date of this Agreement until and including the Closing Date, maintain the availability of funds pursuant to the Committed Financing.

            SECTION 6.6. COLLECTION OF ACCOUNTS RECEIVABLE. Following the Closing Date, Purchaser shall follow its customary collection procedures for its existing jobbers (and for existing jobbers of Purchaser's Affiliates) (which do not include litigation or use of collection agencies) to effect collection of the Accounts Receivable and, for a period of 180 days following the Closing Date, Seller shall remit to Purchaser amounts owed pursuant to SECTION 2.4(C). For purposes of this SECTION 6.6, all collections (except C.O.D. payments and payments by customers who pay by invoice) shall be applied, for each account obligor, first to the oldest balances of any accounts of such obligor. Any New Inventory returned by a jobber or customer to Purchaser for payment against Accounts Receivable (based on specified invoices) will be charged a 30% handling and restocking fee. Purchaser shall (i) deliver to Seller, beginning at the end of the month in which the Closing Date occurs and on a monthly basis for a nine-month period thereafter, statements setting forth the status of payment of the Accounts Receivable and (ii) permit employees or representatives of Seller, for a period of one year after the Closing Date, to inspect and audit Purchaser's books and records in order to confirm Purchaser's compliance with SECTION 2.4(C) and this
SECTION 6.6.

            SECTION 6.7. GUARANTEE OF OTHER ASSET PURCHASE AGREEMENT. Purchaser hereby guarantees the full and timely payment and performance by BWP of its obligations under the Other Asset Purchase Agreement, including without limitation BWP's obligations to pay the Purchase Price under the Other Asset Purchase Agreement.

            SECTION 6.8. FORM OF LEASE AND SUBLEASE; SERVICES AGREEMENT. Purchaser shall negotiate in good faith with Seller to complete, not later than the date of the Bidding Protections Order hearing, (i) the form of Lease and Sublease, which Lease and Sublease shall reflect the terms set forth on SCHEDULE E and SCHEDULE J, respectively and (ii) the final form of Services Agreement, including the description of, and fee for, accounting services to be provided thereunder.

                                  ARTICLE VII.

                       CONDITIONS TO SELLER'S OBLIGATIONS

            The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived in writing by Seller upon consultation with, and with the consent of, the DIP Lenders) of each of the following conditions on or prior to the Closing Date:

            SECTION 7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

            SECTION 7.2. COMPLIANCE WITH AGREEMENT. Purchaser shall have performed and complied in all material respects (and in all respects in the case of Article II hereof) with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date.

            SECTION 7.3. CONSENTS. (i) The consent of the DIP Lenders, (ii) any consent required in connection with the assignment of the Assigned Leases and the Assigned GPI Affiliate Leases or in connection with the Subleases or Lottes Subleases and (iii) other consents listed on SCHEDULE 3.3 hereto, (except, in the case of any Assigned Contract, to the extent that such Assigned Contract is a "Master Contract" which relates to assets other than the Purchased Assets or if no such consent is required as a result of the Order), shall have been obtained and shall be in full force and effect on the Closing Date.

            SECTION 7.4. PURCHASER'S CLOSING DELIVERIES AND OBLIGATIONS. Purchaser shall have delivered all items and satisfied all obligations pursuant to SECTION 9.1(C).

            SECTION 7.5. CLOSING UNDER OTHER ASSET PURCHASE AGREEMENT. The Closing under the Other Asset Purchase Agreement shall occur concurrently with the Closing hereunder.

            SECTION 7.6. PURCHASED REAL PROPERTIES. Purchaser shall, concurrently with the Closing hereunder, purchase and pay the purchase price of the Purchased Real Properties to the extent required by SECTION 2.11.

            SECTION 7.7. ENTRY OF THE ORDER. (i) The Bankruptcy Court shall have entered the Order and (ii) the Order, as entered by the Bankruptcy Court, shall not be stayed and shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that materially and adversely affects Seller.

                                  ARTICLE VIII.

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

            The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

            SECTION 8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

            SECTION 8.2. COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date.

            SECTION 8.3. CONSENTS. (i) The consent of the DIP Lenders (which consent shall include an arrangement, reasonably satisfactory to Purchaser, that will provide Seller with access to funds sufficient to allow Seller to meet its obligations, if any, under SECTIONS 2.5(B) and 2.6(B)), (ii) any consent required in connection with the assignment of the Assigned Leases and the Assigned GPI Affiliate Leases and (iii) other consents listed on SCHEDULE 3.3 hereto, (except, in the case of any Assigned Contract, to the extent that such Assigned Contract is a "Master Contract" which relates to assets other than the Purchased Assets or if no such consent is required as a result of the Order), shall have been obtained and shall be in full force and effect on the Closing Date.

            SECTION 8.4. SELLER'S CLOSING DELIVERIES AND OBLIGATIONS. Seller shall have delivered all items and satisfied all obligations pursuant to SECTION 9.1(B).

            SECTION 8.5. PURCHASED REAL PROPERTIES. Seller shall, concurrently with the Closing hereunder, sell the Purchased Real Properties to Purchaser to the extent required by SECTION 2.11.

            SECTION 8.6. ENTRY OF THE ORDER. (i) The Bankruptcy Court shall have entered the Order and (ii) the Order, as entered by the Bankruptcy Court, shall not be stayed or modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that adversely affects Purchaser.

            SECTION 8.7. ASSIGNMENT OF CONTRACTS. The Bankruptcy Court shall have entered the Order, or an additional order that expressly authorizes the assumption and assignment of the Assigned Contracts, effective on the Closing Date. In addition, Seller shall cure all defaults under the Assigned Contracts and pay all liabilities and obligations accrued prior to the Closing Date, subject to SECTION 5.7.

            SECTION 8.8. TERMINATION OF OTHER ASSET PURCHASE AGREEMENT. Seller shall not have terminated the other Asset Purchase Agreement pursuant to Section 9.3(b) of that agreement.

                                   ARTICLE IX.

                      THE CLOSING; OTHER BIDS; TERMINATION

            SECTION 9.1. THE CLOSING. (a) The Closing of the purchase and sale of the Purchased Assets (the "CLOSING") shall be held on the second Business Day after the later to occur of (i) the date of entry of the Order and (ii) the date of termination or expiration of the waiting period under the HSR Act (the "CLOSING DATE"). The Closing shall be held at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019. At the Closing, all of the transactions provided for in ARTICLE II hereof shall be consummated on a substantially concurrent basis.

            (b) SELLER'S DELIVERIES AT CLOSING. At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser the following:

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
                  (i) a duly executed Lease Assignment and Assumption Agreement or an Assignment and Assumption Agreement, as applicable, for each Assigned Contract;

                  (ii) the duly executed Bill of Sale and Assumption Agreement;

                  (iii) the duly executed Services Agreement;

                  (iv) the duly executed Real Property Lease Agreements;

                  (v) limited warranty deeds for each of the Purchased Real
            Properties;

                  (vi) FIRPTA Affidavit;

                  (vii) 1099-S Certificate;

                  (viii) Environmental Transfer Form for each Purchased Real
            Property (if required pursuant to the laws of the state in which the property is located);

                  (ix) any transfer tax forms required by the laws of the
            municipality and/or state in which the property is located, and other forms and documents reasonably required by the title company;

                  (x) the duly executed License Agreement;

                  (xi) certified resolutions of the Board of Directors of Seller approving and authorizing the transactions contemplated by this Agreement; and

                  (xii) a certificate, executed by a duly authorized officer of
            Seller, to the effect that all conditions to closing set forth in
            SECTION 8.1 and SECTION 8.2 have been satisfied.

            (c) PURCHASER'S DELIVERIES AT CLOSING. At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller the following:

                  (i) payment of the Purchase Price and other amounts in
            accordance with the terms and conditions set forth in SECTION
            2.4(B);

                  (ii) a duly executed Lease Assignment and Assumption Agreement or Assignment and Assumption Agreement, as applicable, for each Assigned Contract;

                  (iii)   the duly executed Bill of Sale;

                  (iv)    the duly executed Services Agreement;

                  (v) any transfer tax forms required by the laws of the
            municipality and/or state in which the property is located, and other forms and documents reasonably required by the title company;

                  (vi) the duly executed Real Property Lease Agreements;

                  (vii) the duly executed License Agreement;

                  (viii) certified resolutions of the Board of Directors of
            Purchaser approving and authorizing the transactions contemplated by this Agreement; and

                  (ix) a certificate, executed by a duly authorized officer of
            Purchaser, to the effect that all conditions to closing set forth in
            SECTION 7.1 and SECTION 7.2 have been satisfied.

            SECTION 9.2.  OTHER BIDS; FEES.

            (a) BANKRUPTCY COURT APPROVAL. Upon the execution of this Agreement, Seller will seek Bankruptcy Court approval of (i) the definition of "Superior Bid" set forth in SECTION 9.2(B); (ii) the overbid protections set forth in
SECTION 9.2(C); and (iii) bid incentives and protections set forth in SECTION 9.2(D), and the parties acknowledge that such provisions are subject to any required approval of the DIP Lenders and to approval of the Bankruptcy Court and that such provisions shall not be binding and shall have no force or effect unless and until such Bankruptcy Court approval is obtained. Purchaser acknowledges that auction rules to be contained in a Bidding Protections Order shall be in the form set forth in EXHIBIT G, subject to Bankruptcy Court approval.

            (b) OTHER BIDS. Purchaser acknowledges that Seller, through The Blackstone Group L.P. ("BLACKSTONE") as its agent, will solicit bids ("BIDS") from other prospective purchasers ("BIDDERS")for the sale of the Purchased Assets (as such or in combination with other assets of Seller) and/or other assets owned by Seller in accordance with auction procedures to be established by Blackstone in consultation with Seller's creditor constituencies, subject to bid incentives and protections set forth in SECTION 9.2(D) and overbid protections set forth in SECTION 9.2(C). All Bids (other than Bids submitted by Purchaser) will be submitted with two copies of the Seller's form of purchase agreement (the "FORM AGREEMENT"), marked to show changes requested by the Bidder.

            Seller shall have the right to select the highest or otherwise better Bid or Bids (the "SUPERIOR BID"), which will be determined by considering, among other things, (i) the number, type and nature of any changes to the Form Agreement requested by each Bidder; (ii) the extent to which such modifications are likely to delay closing of the sale of Purchased Assets to such Bidder and the cost to Seller of such modifications or delay; (iii) the extent to which such Bid covers less than or more than all of the Purchased Assets; and (iv) the total consideration to be received by Seller. Purchaser acknowledges that Seller will strongly favor Bids for all of Seller's assets or for such assets which Seller determines, in its sole discretion, cannot otherwise be easily sold. Seller reserves the right to accept a Bid or Bids which contain a purchase price which is less than the Purchase Price set forth in this Agreement but which, in Seller's sole discretion, otherwise constitutes a Superior Bid. Seller shall have the right to aggregate separate Bids for different assets to determine whether one or more combinations of Bids constitute a Superior Bid.

            (c) OVERBID PROTECTION. Seller will seek Bankruptcy Court approval of the following overbid protections: (i) a higher Bid will not be considered by Seller unless such Bid is at least $500,000 more than the sum of (x) the Purchase Price (including any consideration under the Services Agreement) set forth in this Agreement and in the Other Asset Purchase Agreement as such amounts are determined in good faith by Blackstone, (y) the Breakup Fee (as defined in SECTION 9.2(D)) under this Agreement and the Other Asset Purchase Agreement and (z) the Expense Reimbursement (as defined in SECTION 9.2(D)) under this Agreement and the Other Asset Purchase Agreement; and (ii) any bids thereafter must be at least $500,000 higher than the then existing highest or better bid ((i) and (ii) constituting, as applicable, a "QUALIFYING BID").

            The value of a Bid for purposes of this SECTION 9.2(C) shall be determined by combining (i) the consideration to be received by Seller pursuant to such Bid for all assets covered by such Bid and (ii) the value of the Purchased Assets that are not covered by such Bid ("NON-COVERED ASSETS"), such value to be determined in good faith by Seller on the basis of, for Purchased Assets that are covered by other Bids or by proposals reasonably likely to result in a sale of such Purchased Assets, the proposed consideration payable pursuant to such other Bid or proposal, and, for other Non-Covered Assets, the projected value thereof in the context of the most commercially reasonable disposition of such property.

            Seller shall have the right pursuant to this SECTION 9.2(C) to aggregate separate Bids for different assets in determining whether one or more combinations of Bids constitute a Qualifying Bid.

            (d) EXPENSE REIMBURSEMENT; BREAKUP FEE. In the event that this Agreement is terminated by Seller in breach of this Agreement, Purchaser shall be entitled, as its sole and exclusive remedy (except as provided in the following paragraph or in SECTION 9.4(III)) to immediate reimbursement of its actual reasonable and documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including professional fees, in an amount not to exceed for this Agreement $350,000 (the "EXPENSE REIMBURSEMENT").

            If Seller, after consultation with its creditor constituencies, determines that a Qualifying Bid (or Bids) (which is not Purchaser's Bid) is the Superior Bid and subsequently consummates an agreement with respect thereto, Purchaser will receive a break-up fee equal to 2.5% of the Purchase Price (the "BREAKUP FEE").

            (e) OTHER ASSET PURCHASE AGREEMENT. References in SECTION 9.2(C) to "Purchased Assets" and "Purchase Price" shall be deemed to include the Purchased Assets and the Purchase Price provided for in the Other Asset Purchase Agreement, as well as the Purchased Assets and Purchase Price hereunder.

            SECTION 9.3. TERMINATION. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

            (a) by mutual written consent of Purchaser and Seller;

            (b) by Seller, if Seller accepts a Superior Bid;

            (c) by Seller if Purchaser is in breach in any material respect of any of its representations made in this Agreement, or is in violation or default in any material respect of any of its covenants or agreements in this Agreement, if the breach, violation or default is not cured within five (5) days after written notice by Seller;

            (d) by Purchaser, if Seller is in breach in any material respect of any of its representations made in this Agreement, or is in violation or default in any material respect of any of its covenants or agreements in this Agreement, if the breach, violation or default is not cured within five (5) Business Days after written notice by Purchaser;

            (e) by Purchaser, if, as a result of an order of the Bankruptcy Court, any material change referred to IN SECTION 5.1 occurs, or Seller enters into any transaction referred to in such Section (other than those permitted by such Section), and such change or transaction materially and adversely affects the benefits to be obtained by Purchaser pursuant to this Agreement; or

            (f) by Seller, if at any time to and including the Closing Date, Purchaser does not have available Committed Financing.

Notwithstanding anything to the contrary in this Agreement, in the event that Seller uses commercially reasonable efforts to obtain the Order and the Bankruptcy Court refuses to enter the Order, this Agreement shall terminate without liability or obligation of Seller to Buyer.

            SECTION 9.4. EFFECTS OF TERMINATION. (a) In the event that this Agreement is terminated pursuant to SECTION 9.3, except as provided in SECTION
9.2 or in this SECTION 9.4, all further obligations of the parties hereunder shall terminate. If this Agreement is terminated as permitted by SECTION 9.3, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; PROVIDED, HOWEVER, that (i) if such termination shall result under SECTION 9.3(C) from the willful failure of Purchaser to perform a covenant of this Agreement or from a breach of its representations contained in SECTION 4.4, Purchaser shall be liable for any and all losses, damages and expenses incurred or suffered by Seller as a result of such failure to perform or breach, including but not limited to losses, damages and expenses associated with the closing of Closed Stores; (ii) if this Agreement is terminated by Seller pursuant to SECTION 9.3(B), Seller shall pay to Purchaser the Expense Reimbursement and the Breakup Fee pursuant to the provisions of SECTION 9.2; (iii) if this Agreement is terminated by Purchaser pursuant to SECTION 9.3(D), Purchaser shall be entitled, as its sole and exclusive remedy, to the Expense Reimbursement except that, if (x) the Order has been entered, (y) SECTION 9.3(E) is not applicable, and (z) Seller's breach of this Agreement or inability to perform hereunder is not the result of an order of the Bankruptcy Court, Purchaser shall be entitled to liquidated damages of $350,000 in addition to the Expense Reimbursement; PROVIDED, HOWEVER, that if Seller accepts a Superior Bid within six months of the date of termination of this Agreement pursuant to SECTION 9.3(D), Purchaser shall also be entitled to the Breakup Fee if and to the extent provided for in SECTION 9.2(D); and (iv) if this Agreement is terminated by Seller pursuant to SECTION 9.3(F), Purchaser shall be liable for any and all losses, damages and expenses incurred or suffered by Seller as a result of such failure to perform, including but not limited to losses, damages and expenses associated with the closing of Closed Stores. Payment of the Expense Reimbursement or liquidated damages, if required pursuant to this Section 9.4, shall be made to Purchaser, and it shall be the responsibility of Purchaser to allocate the Expense Reimbursement and the liquidated damages payment, if any, between Purchaser and BWP. The provisions of this SECTION 9.4 shall survive any termination hereof pursuant to SECTION 9.3.

            (a)(b) Except as specifically provided in SECTION 9.4(A), this
SECTION 9.4 shall not limit the rights of the parties hereto to seek specific performance of any obligation hereunder of any other party.

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
                                   ARTICLE X.

                                      TAXES

            The parties hereto hereby covenant and agree as follows:

            SECTION 10.1. TAXES RELATED TO PURCHASE OF ASSETS. The parties recognize and acknowledge that, because the sale, transfer, assignment and delivery of the Purchased Assets is being made in connection with Seller's plan of reorganization, they may be exempt under section 1146(c) of the Bankruptcy Code and the Order from state and local transfer, recording, stamp or other similar transfer taxes (collectively "TRANSACTION TAXES") that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets; provided, however, that if Transaction Taxes are assessed for any reason, Purchaser and Seller shall each pay one-half of such Transaction Taxes along with any recording and filing fees. Purchaser and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. Transaction Taxes shall not include any Taxes for which Seller is responsible under SECTION 10.2. At the Closing, Purchaser shall remit to Seller such properly completed resale exemption certificates and other similar certificates or instruments as are applicable to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law. Purchaser and Seller will cooperate in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by the other party.

            SECTION 10.2. PRORATION OF REAL AND PERSONAL PROPERTY TAXES. Real and personal property taxes and assessments relating to Purchased Real Properties, Leased Properties, Subleased Properties, properties subject to Assigned Leases or Assigned GPI Affiliate Leases, or leases of personal property that are assigned to Purchaser, Lottes or Strafco hereunder shall be prorated between Seller and Purchaser, Lottes or Strafco, as applicable, as of the Apportionment Date, provided, however, that Seller shall not be responsible for any increased assessments on real and personal property resulting from the transactions contemplated hereby. All such prorations shall be allocated so that items relating to time periods ending prior to the Closing Date shall be allocated to Seller and items related to time periods beginning after the Closing Date shall be allocated to Purchaser, Lottes or Strafco, as applicable. The amount of all such prorations shall be settled and paid on the Closing Date unless, with respect to Seller's obligations hereunder, otherwise ordered by the Bankruptcy Court or as otherwise required by applicable bankruptcy law.

            SECTION 10.3. COOPERATION. Purchaser and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the

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
Purchased Assets as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer of any governmental or regulatory inquiry relating to tax matters.

            Purchaser agrees to retain possession of all files and records delivered to Purchaser by Seller for a period of at least three years from the Closing Date. If Purchaser determines to destroy or discard any of such files or records after the end of such three-year period, Purchaser will give Seller reasonable notice thereof and will allow Seller to take possession of such files and records at Seller's expense. In addition, from and after the Closing Date, Purchaser agrees that it will provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to such files and records as Seller may reasonably deem necessary to prepare for, file, prove, answer, prosecute or defend any claim, suit, inquiry or other proceeding, whether related to Taxes or otherwise.

                                   ARTICLE XI.

                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

            SECTION 11.1. EMPLOYMENT. The Business Employees who are offered and accept employment with Purchaser are referred to herein as "PURCHASER'S EMPLOYEES". The Purchaser's Employees' employment with Purchaser shall be upon such terms and conditions as Purchaser, in its sole discretion, shall determine, and nothing expressed or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

            Purchaser shall be responsible for any obligations or liabilities to Business Employees under the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law ("WARN") to the extent WARN thresholds are exceeded as a result of actions taken by Purchaser on or after the Closing Date with respect to Business Employees. Seller shall be responsible for any obligations or liabilities to Business Employees under WARN as a result of actions taken by Seller prior to the Closing Date.

            SECTION 11.2. EMPLOYEE WELFARE BENEFIT PLANS. Except with respect to any claim that is covered by an Assigned Contract or otherwise constitutes an Assumed Liability, Seller shall retain responsibility for all hospital, medical, life insurance, disability and other welfare plan expenses and benefits, and for all workers' compensation, unemployment compensation and other government mandated benefits (collectively referred to herein as

"WELFARE TYPE PLANS"), in respect of claims covered by any Welfare Type Plans maintained by Seller and which are incurred by Purchaser's Employees and their dependents prior to the Closing Date. Purchaser shall be responsible for all claims incurred on or after the Closing Date by Purchaser's Employees and their dependents under all Welfare Type Plans that are maintained by Purchaser for Purchaser's employees generally and their dependents. For purposes of this
SECTION 11.2, claims shall be deemed to have been incurred:

            (a) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

            (b) with respect to all disability claims, other than for short-term disability benefits, on the date the claimant became unable to

                  (i) perform his or her regular duties of employment, in the case of an employee claimant, or

                  (ii) perform the normal day-to-day responsibilities that would reasonably be expected of someone of similar age and lifestyle, in the case of a dependent claimant;

            (c) with respect to short-term disability claims, the date the incident first occurred that gave rise to such claims;

            (d) with respect to all medical, drug or dental claims, on the date the service was received or the supply was purchased by the claimant; PROVIDED, HOWEVER, that a medical claim relating to a claimant's hospitalization shall be deemed to be incurred on the date the claimant was first hospitalized; and

            (e) with respect to workers' compensation claims, on the date the incident occurred.

            SECTION 11.3. COBRA. Purchaser shall have sole responsibility for "continuation coverage" benefits provided after the Closing Date under Purchaser's group health plans to all Purchaser's Employees, and "qualified beneficiaries" of Purchaser's Employees, for whom a "qualifying event" has occurred after the Closing Date. Seller shall have sole responsibility for "continuation coverage" benefits provided under Seller's group health plans to all employees of Seller, and "qualified beneficiaries" of employees of Seller, for whom a "qualifying event" has occurred on or prior to the Closing Date. The terms "continuation coverage", "qualified beneficiaries" and "qualifying event" shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

            SECTION 11.4. 401(K) SAVINGS PLAN. Seller currently maintains a 401(k) savings plan (the "SELLER SAVINGS PLAN") which is in compliance in all material respects with applicable law, including ERISA. The Seller Savings Plan is intended to meet the requirements of
Section 401(a) of the Code and has been determined by the Internal Revenue Service to be "qualified" within the meaning of such section of the Code. Seller does not know or have reason to know of any act which would adversely affect the qualified status of said plan. Seller and all agents or representatives appointed by Seller or working as a result of appointment by Seller have fulfilled in all material respects any and all responsibilities they have or may have under applicable law, including ERISA, in connection with the Seller Savings Plan.

                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

            SECTION 12.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties to this Agreement made in this Agreement, subject to the exceptions thereto, will not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement. All representations and warranties contained in this Agreement shall not survive the Closing.

            SECTION 12.2. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Seller and to Purchaser at the addresses indicated below:

            If to Purchaser:           General Parts, Inc.
                                       P.O. Box 26006
                                       Raleigh, NC  27611
                                       Attention:  O. Temple Sloan, Jr.
                                       Facsimile No.:  919-573-3551

            With a copy                Manning, Fulton & Skinner, P.A.
            (which shall not           P.O. Box 20389
            constitute notice) to:     Raleigh, NC  27619-0389
                                       Attention:  W. Gerald Thornton
                                       Facsimile No.:  919-571-2504

            If to Seller:              APS Holding Corporation
                                       15710 John F. Kennedy Blvd.
                                       Suite 700
                                       Houston, Texas 77032-2347
                                       Attention:  Bettina Whyte
                                       Facsimile No. 713-507-1323

            With a copy                Willkie Farr & Gallagher
            (which shall not           787 Seventh Avenue
            constitute notice) to:     New York, New York 10019-6099
                                       Attention:  Cornelius T.
                                         Finnegan III, Esq.
                                       Facsimile No. (212) 728-8111

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

            SECTION 12.3. AMENDMENTS. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

            SECTION 12.4. ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the successors and assigns of each party to this Agreement (including any trustee appointed in respect of Seller under the Bankruptcy
Code), but no rights, obligations or liabilities under this Agreement may be assigned by either party without the prior written consent of the other party hereto.

            SECTION 12.5. ANNOUNCEMENTS. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Seller prior to the issuance thereof; provided that either party may make any public disclosure that it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party prior to making such disclosure and provide such other party an opportunity to review the proposed disclosure).

            SECTION 12.6. EXPENSES. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear all of its own legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

            SECTION 12.7. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings between them relating to such subject matter, PROVIDED HOWEVER, that any confidentiality agreements between Seller and Purchaser shall remain in full force and effect. The Exhibits and Schedules to this Agreement are hereby incorporated into and made a part hereof and are an integral part of this Agreement.

            SECTION 12.8. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            SECTION 12.9. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which together shall constitute one and the same instrument.

            SECTION 12.10. GOVERNING LAW; JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matter arising under or in connection with this Agreement, and consent to the jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New Castle, State of Delaware or of the United States of America for the District of Delaware.

            SECTION 12.11. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined herein has the meaning assigned to it by GAAP; (c) the word "or" is not exclusive; (d) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation"; (e) words in the singular include the plural and in the plural include the singular; (f) provisions apply to successive events and transactions; and (g) "$" means the currency of the United States of America.

            SECTION 12.12. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be

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
held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

            SECTION 12.13. CONFIDENTIALITY. Seller and Purchaser agree to keep, and to cause each of their affiliates, directors, officers, and employees to keep, confidential any and all confidential information of the other party that either receives in connection herewith or in the course of performing its obligations hereunder (except that such information may be shared, on a confidential basis, with the party's attorneys and auditors) and will not, without the other party's written consent, use any of such confidential information except as reasonably necessary to perform its duties under this or another of its agreements with the other party. Upon termination of this Agreement, each party will return, and will cause its affiliates to return, to the other party all original documents and copies of the confidential information which are in its possession.

            IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.


                              A.P.S., INC.




                              By: /s/  BETINA M. WHYTE
                                 Name: Bettina M. Whyte
                                Title: President




                              GENERAL PARTS, INC.





                              By: /s/  O. TEMPLE SLOAN, JR.
                                 Name: O. Temple Sloan, Jr.
                                Title: Chairman


            A.E. LOTTES CO., a Missouri corporation ("LOTTES"), hereby joins in the execution of this Agreement for the sole purposes of (i) making the representations and warranties, with respect to itself and the transactions contemplated hereby with respect to itself, made in ARTICLE IV (other than SECTIONS 4.4 and 4.7 (which SECTION 4.7 shall apply to Lottes to the extent that Assigned GPI Affiliate Leases assigned to Lottes are Executory Contracts), to the same extent as if Lottes were the Purchaser named therein; (ii) agreeing, with respect to itself, the Assigned GPI Affiliate Leases being assigned to Lottes and the Lottes Subleases, to the provisions of SECTIONS 6.2, 6.3 AND 6.4, to the same extent as if Lottes were the "Purchaser" named therein; (iii) agreeing to the provisions of SECTIONS 2.10 AND 10.2, and (iv) agreeing to execute and deliver at Closing (x) a Lease Assignment and Assumption Agreement with respect to the Assigned GPI Affiliate Leases being assigned to Lottes and
(y) Lottes Subleases.


                                           A.E. LOTTES CO.

                                           By: /s/   ARTHUR E. LOTTES, III
                                               Name: Arthur E. Lottes, III
                                              Title: President

            STRAFCO, INC., a Texas corporation ("STRAFCO"), hereby joins in the execution of this Agreement for the sole purposes of (i) making the representations and warranties, with respect to itself and the transactions contemplated hereby with respect to itself, made in ARTICLE IV (other than SECTION 4.4 and 4.7 (which SECTION 4.7 shall apply to Strafco to the extent that Assigned GPI Affiliate Leases assigned to Strafco are Executory Contracts),), to the same extent as if Strafco were the Purchaser named therein; (ii) agreeing, with respect to itself and the Assigned GPI Affiliate Leases being assigned to Strafco, to the provisions of SECTIONS 6.2, 6.3 AND 6.4, to the same extent as if Strafco were the "Purchaser" named therein; (iii) agreeing to the provisions of SECTIONS 2.10 AND 10.2, and (iv) agreeing to execute and deliver at Closing a Lease Assignment and Assumption Agreement with respect to the Assigned GPI Affiliate Leases being assigned to Strafco.


                                           STRAFCO, INC.

                                           By: /s/  JACK D. TRAWICK
                                              Name: Jack D. Trawick
                                             Title: President